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                                                                    EXHIBIT 11.2

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE

                      FOR THE YEAR ENDED DECEMBER 31, 1994





                                                                            Primary                Fully Diluted
                                                                            -------                -------------
Weighted average common shares
  outstanding   . . . . . . . . . . . . . . . . . . . . . .                 18,662,605                18,662,605
Stock options and warrants outstanding  . . . . . . . . . .                    188,565                   222,613
                                                                           -----------              ------------
Weighted average shares of common stock
  outstanding . . . . . . . . . . . . . . . . . . . . . . .                 18,851,170                18,885,218
                                                                           ===========              ============
Net income  . . . . . . . . . . . . . . . . . . . . . . . .                $ 1,189,823              $  1,189,823
                                                                           ===========              ============
Income per share  . . . . . . . . . . . . . . . . . . . . .                $       .06              $        .06
                                                                           ===========              ============